Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LIFELINE SYSTEMS, INC.

(the “Purchaser”)

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MARCH NETWORKS CORPORATION

(the “Vendor”)

ASSET PURCHASE AGREEMENT

DATED the 16th day of July, 2003

TABLE OF CONTENTS

ARTICLE 1 – INTERPRETATION		1

1.1	DEFINITIONS.	1
1.2	CONSTRUCTION.	4
1.3	SCHEDULES.	5

ARTICLE 2 – PURCHASE AND SALE OF PURCHASED ASSETS		5

2.1	PURCHASE AND SALE.	5
2.2	PURCHASE PRICE.	6
2.3	ALLOCATION OF PURCHASE PRICE.	6
2.4	PAYMENT OF PURCHASE PRICE.	6
2.5	CALCULATION OF EARN-OUT AMOUNT.	6
2.6	ESCROW AND SET-OFF.	7
2.7	TRANSFER TAXES.	7

ARTICLE 3 – ASSUMPTION OF OBLIGATIONS		7

3.1	ASSUMPTION BY THE PURCHASER.	7

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF THE VENDOR		8

4.1	REPRESENTATIONS AND WARRANTIES.	8

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		11

5.1	REPRESENTATIONS AND WARRANTIES.	11

ARTICLE 6 – COVENANTS OF THE VENDOR		12

6.1	DISCLOSURE OF TRANSACTION.	12
6.2	EXAMINATIONS AND INVESTIGATIONS.	12
6.3	CONDUCT OF BUSINESS PRIOR TO CLOSING.	13
6.4	CONSENTS AND APPROVALS.	14
6.5	REPRESENTATIONS, WARRANTIES AND CONDITIONS.	14
6.6	NON-COMPETITION AND NON-SOLICITATION AGREEMENT.	14
6.7	REFERRAL OF COMMUNICATIONS.	14
6.8	TECHNICAL SUPPORT.	15
6.9	ESCROW AGREEMENT.	15

ARTICLE 7 – COVENANTS OF THE PURCHASER		15

7.1	DISCLOSURE OF TRANSACTION.	15
7.2	REPRESENTATIONS, WARRANTIES AND CONDITIONS.	15
7.3	INFORMING PERSONS DEALING WITH PURCHASED BUSINESS.	15

ARTICLE 8 – SURVIVAL AND INDEMNIFICATION		16

8.1	SURVIVAL OF VENDOR’S REPRESENTATIONS AND WARRANTIES.	16
8.2	SURVIVAL OF PURCHASER’S REPRESENTATIONS AND WARRANTIES.	16
8.3	SURVIVAL OF COVENANTS.	16
8.4	INDEMNIFICATION.	16
8.5	PROCEDURE FOR INDEMNIFICATION.	18
8.6	ADDITIONAL RULES AND PROCEDURES.	19
8.7	RIGHTS CUMULATIVE.	20

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ARTICLE 9 – CONDITIONS OF CLOSING IN FAVOUR OF THE PURCHASER		20

9.1	CONDITIONS OF CLOSING.	20
9.2	WAIVER.	22

ARTICLE 10 – CONDITIONS OF CLOSING IN FAVOUR OF THE VENDOR		22

10.1	CONDITIONS OF CLOSING.	22
10.2	WAIVER.	24

ARTICLE 11 – RISK OF LOSS		24

11.1	DAMAGE OR DESTRUCTION.	24
11.2	NOTICE.	24
11.3	NOTICE OF REDUCTION OF PURCHASE PRICE.	25
11.4	PURCHASE PRICE.	25
11.5	EXTENT OF LOSS.	25
11.6	RIGHTS CUMULATIVE.	25

ARTICLE 12 – CLOSING PROCEDURE		25

12.1	CLOSING.	25
12.2	PROCEDURE.	25

ARTICLE 13 – GENERAL		26

13.1	PUBLIC DISCLOSURE.	26
13.2	ARBITRATION.	26
13.3	NOTICE.	26
13.4	COSTS.	27
13.5	TIME OF THE ESSENCE.	27
13.6	FURTHER ACTS.	27
13.7	JURISDICTION.	27
13.8	AMENDMENT.	27
13.9	WAIVER.	28
13.10	ENTIRE AGREEMENT.	28
13.11	SEVERABILITY.	28
13.12	COUNTERPARTS.	28
13.13	ASSIGNMENT.	28
13.14	ENUREMENT AND BINDING EFFECT.	1

SCHEDULES

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ASSET PURCHASE AGREEMENT

DATED the 16th day of July, 2003.

B E T W E E N:

LIFELINE SYSTEMS, INC., a corporation incorporated under the laws of the State of Massachusetts

(the “Purchaser”)

- and -

MARCH NETWORKS CORPORATION, a corporation incorporated under the federal laws of Canada

(the “Vendor”)

The parties agree as follows:

ARTICLE 1 – INTERPRETATION

1.1	Definitions.

In this Agreement, except as otherwise expressly provided, capitalized words or expressions shall have the meanings set out below:

(a)	“Accounts Payable” means all unsecured debts of the Vendor incurred or accrued in connection with the conduct of the Purchased Business in the ordinary course of business prior to the Time of Closing.

(b)	“Acquired March Customers” means those customers of the Purchased Business who are listed in Schedule 1.1(b).

(c)	“Affiliate” shall have the meaning given it in the Canada Business Corporations Act.

(d)	“Agreement” means this agreement and includes all schedules set out in section 1.3.

(e)	“Assumed Obligations” means all obligations to be performed by the Vendor on or after the Closing Date under the Contracts, including the provision of services under:

(i)	the service agreements included therein;

(ii)	product warranties;

and the obligation to accept delivery of and pay for any Inventories that have been ordered but not yet delivered to the Vendor, as set out in Schedule 1.1(e).

(f)	“Business Day” means every day except a Saturday, Sunday or any other day on which principal commercial banks are not open for business in the City of Ottawa, Ontario.

(g)	“Closing” means the completion of the transactions described in this Agreement, “Closing Date” or “Date of Closing” means July 16, 2003, and “Time of Closing” means 10:00 a.m. (local time) at Gowling Lafleur Henderson LLP, Suite 2600, 160 Elgin Street, Ottawa, Ontario, K1P 1C3 on the Closing Date or such other date or time as the parties may agree upon.

(h)	“Contracts” means all oral or written material contracts of the Vendor relating exclusively to the Purchased Business, including all contracts with customers or subscribers of the Purchased Business (collectively, the “Service Contracts”) and those listed on Schedule 1.1(h).

(i)	“Earn-Out Amount” means an amount equal to [**]% of all Net Revenues earned by the Purchaser, during the period commencing on the day following the Closing Date and ending on the third anniversary of the Closing Date, from sales orders entered into during the said period in respect of sales of products and/or services to Acquired March Customers and, if applicable, following an acquisition, directly or indirectly, by the Purchaser or any Affiliate of the Purchaser of Home Technology Systems (“HTS”) whether by purchase of shares, assets, amalgamation or other form of corporate reorganization, from sales orders entered into during the said period in respect of sales of products and/or services to any customers of HTS.

(j)	“Earn-Out Statement” shall have the meaning attributed thereto in section 2.5.

(k)	“Encumbrance” means any mortgage, lien, pledge, charge, hypothec or other security interest, restriction, claim, encumbrance, right to use or acquire, ownership interest, action or demand of any nature whatsoever.

(l)	“Escrow Agreement” shall have the meaning attributed thereto in Section 6.9.

(m)	“Equipment” means all equipment used exclusively in the Purchased Business, including the equipment described in Schedule 1.1(m).

(n)	“GAAP” means generally accepted accounting principles as set forth in the handbook published by the Canadian Institute of Chartered Accountants.

(o)	“Goodwill” means the goodwill relating exclusively to the Purchased Business, including the customer lists set out in Schedule 1.1(o), together with the exclusive right of the Purchaser to represent itself as carrying on the Purchased Business in continuation of and in succession to the Vendor.

(p)	“Indemnification Amount” shall have the meaning attributed thereto in section 9.6(a).

(q)	“Indemnified Party” shall have the meaning attributed thereto in section 9.5(a).

(r)	“Indemnifying Party” shall have the meaning attributed thereto in section 9.5(a).

(s)	“Intellectual Property” means the patents, trademarks, copyrights and industrial designs owned or used by the Vendor and used exclusively in the Purchased Business, including the intellectual property set out in Schedule 1.1(f).

(t)	“Inventories” means all inventories owned by the Vendor and used exclusively in carrying on the Purchased Business as a going concern including the inventory set out in Schedule 1.1(t).

(u)	“Licenses” shall have the meaning attributed thereto in section 4.1(o).

(v)	“Losses” shall have the meaning attributed thereto in section 8.4(a).

(w)	“Net Revenues” means the aggregate of the total amount of the actual selling price of all goods sold and services performed by or on behalf of the Purchased Business conducted by or on behalf of the Purchaser including, without limiting the generality of the foregoing, the amounts received for the sale or leasing of goods, the performance of services, all deposits received and not refunded to purchasers and all other receipts or receivables whatsoever (including all interest, instalment and finance charges, without any deduction for bank charges or uncollected or uncollectible credit accounts or charges made by collection agencies) and no allowances for bad debts. In addition each sale or service performed on an instalment or credit basis will be treated as a sale for the full selling price in the month during which such charge or sale is made, irrespective of the time when payment is received in respect thereof (whether full or partial).

(x)	“Person” includes an individual, partnership, unincorporated association, organization, syndicate, corporation, trust, trustee, executor, administrator or other legal or personal representative.

(y)	“Purchase Price” means the purchase price for the Purchased Assets as set forth in section 2.2.

(z)	“Purchased Assets” means:

(i)	the Contracts;

(ii)	the Equipment;

(iii)	the Goodwill;

(iv)	the Intellectual Property;

(v)	the Inventories; and

(vi)	the Records.

(aa)	“Purchased Business” means the business currently carried on by the Vendor through its Healthcare Business Unit division, consisting of the development, manufacture, marketing and distribution of emergency response systems in the United States and Canada targeting primarily the independent and assisted living markets in the United States and Canada, and including the Vendor’s Outreach Personal Emergency Response Services business, but, for greater certainty, excluding the Vendor’s Telehealth and other business endeavours.

(bb)	“Records” means all records relating exclusively to the Purchased Business, including those listed on Schedule 1.1(bb).

(cc)	“Service Contracts” shall have the meaning attributed thereto in section 1.1(h).

(dd)	“Third Party” shall have the meaning attributed thereto in section 8.5(b)

(ee)	“Third Party Claim” shall have the meaning attributed thereto in section 8.5(b).

1.2	Construction.

In this Agreement:

(a)	words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b)	the word “including” shall mean “including without limitation”;

(c)	any reference to a statute shall mean the statute in force as at the date hereof, unless otherwise expressly provided;

(d)	the use of headings is for convenience of reference only and shall not affect the construction of this Agreement;

(e)	any references to sections or Articles are references to sections or Articles of this Agreement;

(f)	when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day;

(g)	all dollar amounts are expressed in U.S. funds;

(h)	any tender of documents or money under this Agreement may be made upon the parties or their respective counsel and money may be tendered by bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in U.S. funds and certified by a Canadian chartered bank; and

(i)	any reference to the “knowledge of the Vendor” or to the “Vendor’s knowledge” or to similar wording shall mean the knowledge of Christine Cimaglia, David Rothwell and/or William McIntosh after making all reasonable and diligent inquiries in the circumstances.

1.3	Schedules.

The following attached Schedules form part of this Agreement:

Schedule 1.1(b)	Acquired March Customers

Schedule 1.1(e)	Inventories ordered but not yet paid for

Schedule 1.1(f)	Intellectual Property

Schedule 1.1(h)	Service Contracts

Schedule 1.1(m)	Equipment

Schedule 1.1(o)	Customer List

Schedule 1.1(t)	Inventories

Schedule 1.1(bb)	Records

Schedule 2.3	Allocation of Purchase Price

Schedule 4.1(a)	Purchased Business Jurisdictions

Schedule 4.1(e)	Contracts

Schedule 4.1(o)	Licenses

Schedule 4.1(p)	Litigation

Schedule 6.4(1)	Consents

Schedule 6.4(2)	Form of Assignment of Contracts Agreement

Schedule 6.6	Form of Non-Competition Agreement

Schedule 6.8	Form of Telephone Customer Support Services Agreement

Schedule 6.9	Form of Escrow Agreement

Schedule 9.1(f)	Form of Opinion of Vendor’s Counsel

Schedule 10.1(e)	Form of Opinion of Purchaser’s Counsel

Schedule 13.2	Arbitration Procedures

ARTICLE 2 – PURCHASE AND SALE OF PURCHASED ASSETS

2.1	Purchase and Sale.

Subject to the terms and conditions of this Agreement, on the Closing Date, the Vendor shall sell to the Purchaser and the Purchaser shall purchase from the Vendor the Purchased Assets in consideration of the Purchase Price.

2.2	Purchase Price.

Subject to any adjustments pursuant to this Agreement, the Purchase Price shall be [**] Dollars ($[**]) plus the Earn-Out Amount, less [**] Dollars ($[**]), being the amount of the Assumed Liabilities provided for in sections 1.1(e)(i) and 1.1(e)(ii) (the result of such calculation being hereinafter described as the “Purchase Price”). In addition to the Purchase Price, the Purchaser shall pay [**] Dollars ($[**]) to the Vendor on Closing in consideration for the Vendor entering into the Non-Competition and Non-Solicitation Agreement contemplated by Section 6.6, by delivery of a certified cheque or bank draft to or to the order of the Vendor or by wire transfer in accordance with instructions received from the Vendor.

2.3	Allocation of Purchase Price.

The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 2.3. Such allocation shall be binding and the Vendor and the Purchaser shall make all filings which are necessary or desirable under the Income Tax Act (Canada) or any other taxation statute to give effect to such allocation.

2.4	Payment of Purchase Price.

The Purchaser shall satisfy the Purchase Price by delivering to the Vendor:

(a)	on Closing, a certified cheque or bank draft to or to the order of the Vendor or by wire transfer in accordance with instructions received from the Vendor in the amount of [**] Dollars ($[**]); and

(b)	subject to section 2.6, simultaneously with the delivery by the Purchaser of each Earn-Out Statement as provided in section 2.5, a certified cheque to or to the order of the Vendor in the amount set forth in such Earn-Out Statement as being payable on account of the Earn-Out Amount.

All payments on account of the Purchase Price shall be accompanied by the payment of applicable goods and services taxes thereon on the portion of the Purchase Price on which such taxes are payable, and the Vendor shall remit such taxes to the applicable governmental authority on a timely basis.

2.5	Calculation of Earn-Out Amount.

Within thirty (30) days following the end of every second fiscal quarter of the Purchaser ending after the Closing Date until and including the second fiscal quarter of the Purchaser ending after the third anniversary of the Closing Date, the Purchaser shall prepare and deliver to the Vendor a statement (the “Earn-Out Statement”), certified by the Chief Financial Officer of the Purchaser, setting out in reasonable detail, a calculation of the Earn-Out Amount for the two fiscal quarters (or portion thereof if the period in respect of which the Earn-Out Amount is to be calculated is not two complete fiscal quarters) immediately preceding the date of the Earn-Out Statement. During and within six months after the end of each fiscal year of the Purchaser, the Vendor shall have the right, through independent certified public accountants designated by the Vendor, to examine and audit, during normal business hours, all records and accounts of the Purchaser which contain information bearing upon the calculation of the Earn-Out

Amount for each of the relevant fiscal quarters of that fiscal year. Such examinations and audits shall be completed at the Vendor’s expense, unless a discrepancy or error representing an underpayment exceeding 2% of the amount actually due is found in conjunction with such examination and audit, in which case, all costs of such examination and audit shall be borne by the Purchaser. To the extent that the examination and audit, whether by the Purchaser’s auditors or on behalf of the Vendor, reveals an underpayment of the Earned-Out Amount, such underpayment shall be paid to the Vendor within 10 days of the date of the determination of such underpayment.

2.6	Escrow and Set-Off

If the Purchaser, acting in good faith, makes a bona fide claim for indemnification pursuant to section 8.4 at least five Business Days prior to the date on which any amounts on account of the Earn-Out Amount are payable to the Vendor, the Purchaser shall have the right to pay to Gowling Lafleur Henderson LLP, in escrow, pursuant to the Escrow Agreement, any such amounts up to the amount so claimed (the amounts so paid to such escrow agent being collectively described as the “Escrowed Amount”), which shall remain in escrow until the final determination or settlement of such claim, and shall be available to satisfy the amount, if any, determined or agreed to be owing to the Purchaser in connection therewith. The balance of the Escrowed Amount shall be paid to the Vendor. Any interest earned on the Escrowed Amount shall be allocated and paid to the Purchaser and Vendor in accordance with the same percentages in which the Escrowed Amount is paid. None of the Purchaser’s rights under this section 2.6 shall limit any of the Purchaser’s other rights or remedies whatsoever.

2.7	Transfer Taxes.

The Purchaser shall be liable for and pay directly to the appropriate taxing authority or other entity, within the required time period, all federal and provincial or state sales taxes and all other similar taxes, duties, registration charges or other like charges (but excluding any taxes based upon the income, revenues or capital receipts of the Vendor) properly payable in connection with the transfer of the Purchased Assets, including any Inventories.

ARTICLE 3 – ASSUMPTION OF OBLIGATIONS

3.1	Assumption by the Purchaser.

The Purchaser shall assume the Assumed Obligations as of the close of business on the Closing Date and shall pay, discharge and perform the Assumed Obligations, as the case may be, from and after the close of business on the Closing Date. The Purchaser shall not be liable for or assume any obligations of the Vendor other than the Assumed Obligations, including any Accounts Payable. Once the Closing has occurred, the Purchaser shall be deemed to have assumed the Assumed Obligations and no further agreement is required to evidence that fact.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF THE VENDOR

4.1	Representations and Warranties.

The Vendor hereby makes the following representations and warranties and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and in purchasing the Purchased Assets from the Vendor:

(a)	Corporate. The Vendor is a corporation duly incorporated under the federal laws of Canada and has not been discontinued or dissolved. The Vendor has the requisite corporate power and authority to own or lease its property and to carry on the Purchased Business and to sell the Purchased Assets to the Purchaser and otherwise perform its obligations pursuant to this Agreement. The Vendor has made all filings and registrations under all applicable laws and is duly qualified as a corporation to carry on business, and is in good standing, in each jurisdiction in which the nature of the Purchased Business, or the property owned or leased by the Vendor, makes such qualification necessary. Schedule 4.1(a) contains a complete list of the jurisdictions in which the Purchased Business is carried on by the Vendor.

(b)	Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Vendor and constitutes a valid and binding obligation of the Vendor, enforceable against it in accordance with its terms.

(c)	Title to Purchased Assets. The Vendor is the sole legal and beneficial owner of the Purchased Assets and has good marketable title thereto. For greater certainty, the Purchased Assets include rights relating to Intellectual Property that are licensed and not owned by the Vendor, and are fully described in section 4.1(f). The owned Purchased Assets shall, on the Closing, be free and clear of all Encumbrances.

(d)	Rights to Acquire Purchased Assets. Except pursuant to this Agreement, no Person has any agreement, option, understanding, commitment or right or any right or privilege capable of becoming a right to purchase any of the Purchased Assets from the Vendor other than agreements entered into by the Vendor in respect of any Inventories in the ordinary course of business.

(e)	Contracts. Schedule 4.1(e) contains a complete and accurate list of all the Contracts. Each of the Contracts constitutes valid and binding obligations of the parties thereto, enforceable in accordance with its terms. The Vendor is not, nor, to the knowledge of the Vendor, are any of the other parties to any of the Contracts, in breach, in any material respect, of its obligations thereunder and no act or event has occurred which with notice or lapse of time, or both, would constitute a breach of any of the Contracts. All of the Contracts were entered into in the ordinary course of business, are now in full force and effect and unamended and the Vendor is entitled to all benefits, rights and privileges thereunder. Neither the Vendor nor its counsel has received notice that any subscriber, supplier or other Person has breached, intends to breach or intends to discontinue any Contract.

(f)	Intellectual Property.

(i)	Schedule 1.1(f) lists all Intellectual Property relating exclusively to the Purchased Business, including particulars of any registration thereof, details of all applications for registration in respect thereof and, where unregistered, the date of first use thereof; and

(ii)	The Intellectual Property includes all proprietary rights, trade processes and secrets necessary for the conduct of, or that are used in the Purchased Business as it is currently conducted.

(g)	Location of Assets. All tangible Purchased Assets are, and will remain, throughout the period up to and including the Closing Date, situate at Kanata, Ontario, Carson, California, Ogdensberg, New York and in various locations in Hong Kong and China.

(h)	Equipment. All of the Equipment is in good working order, having regard to its age and subject to reasonable wear and tear.

(i)	Inventories. Except for potential latent defects relating to the pendants described in sections 8.4(a)(vi) and 8.4(a)(vii), the Inventories are, to the knowledge of the Vendor, in good condition, are of merchantable quality and quantity usable or saleable in the ordinary course of business and are fit for the purposes for which they are intended. The Inventories are labelled and stored in compliance with all applicable federal, provincial, state and local laws, ordinances, governmental rules and regulations.

(j)	Books and Records. The Records are duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all matters required to be dealt with in such records. All material financial transactions and financial information relating to the period commencing May 1, 2001 to the date hereof and exclusively and directly to the Purchased Business and the Purchased Assets have been accurately recorded in the Records in accordance with normal and customary procedures for a similar business. No indirect costing information is included in the Records. Without limiting the generality of the foregoing, all information regarding subscribers and revenues relating to the Contracts and the Purchased Business for such time period is contained in the Records and is complete and accurate so as to provide the Purchaser with a reasonable opportunity to assess the Purchased Business.

(k)	Taxes. All federal and provincial sales taxes and other similar taxes applicable to the Purchased Business or to the Purchased Assets (other than on the transfer thereof to the Purchaser) with respect to all periods prior to the Time of Closing will have been paid and satisfied prior to the Time of Closing, or, if unpaid, shall not attach to any of the Purchased Assets whatsoever or become an obligation of the Purchaser, it being acknowledged that the Purchaser is acquiring the Purchased Assets free and clear of all Encumbrances.

(l)	Non-Resident. The Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

(m)	GST. The Vendor has not been and is not now a financial institution for the purposes of the Excise Tax Act (Canada). The Vendor is a registrant for the purposes of the Excise Tax Act (Canada), registration number 100237916 RT0001.

(n)	Validity of Transactions. The execution and delivery of this Agreement by the Vendor, the consummation of the transactions contemplated hereby and the fulfilment by the Vendor of the terms, conditions and provisions hereof will not:

(i)	contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the Vendor under:

(A)	any laws applicable to the Vendor;

(B)	any judgment, order, writ, injunction or decree of any court or of any governmental official, agency or instrumentality which is presently applicable to the Vendor,

(C)	the articles, by-laws or any resolutions of the Vendor or any amendments thereto or restatements thereof, or

(D)	subject to obtaining any requisite consents or approvals, the provisions of any agreement, arrangement or understanding to which the Vendor is a party or by which it is bound;

(ii)	relieve any other party to a Contract of its obligations thereunder or enable it to determine its obligations thereunder; or

(iii)	result in the creation or imposition of any Encumbrance on any of the Purchased Assets.

(o)	Compliance with Laws. The Vendor has conducted the Purchased Business in compliance, in all material respects, with all applicable laws. The Vendor is duly licensed, registered or qualified and duly possesses all material licenses, permits, quotas and approvals (the “Licenses”) to enable the Purchased Business to be carried on as now conducted in compliance with all applicable laws. The Licenses are described in Schedule 4.1(o). The Licenses are valid and subsisting and in good standing and there has been no material violation in respect thereof. There are no limitations or restrictions on carrying on the Purchased Business from the premises from which it is now carried on.

(p)

Litigation. Except as disclosed in Schedule 4.1(p), there is no suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review (collectively, “Claims”), pending or, to the best of the

Vendor’s knowledge, threatened against the Vendor or relating to the Purchased Business or any of the Purchased Assets. To the knowledge of the Vendor, there are no facts which are likely to give rise to any such Claims. There is not presently outstanding against the Vendor any judgment, execution, order, injunction, decree or rule of any court, administrative agency, governmental authority or arbitrator which affects the Purchased Assets or the Purchased Business.

(q)	Brokers. Except for Focus Enterprises Inc., the fees and expenses of whom shall be borne solely by the Vendor, the Vendor has not engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any other broker or agent who purports or may purport to have acted for the Vendor.

(r)	Equipment List. The equipment list set out in Schedule 1.1(m) is complete and contains all of the equipment used exclusively in the Purchased Business.

(s)	Truth and Accuracy of Schedules. All of the information disclosed in each of the Schedules attached to this Agreement is true and correct as of the date hereof.

(t)	Disclosure. True and complete copies of all agreements, instruments and documents referred to in this Agreement, including all Schedules hereto, have been provided to the Purchaser.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1	Representations and Warranties.

The Purchaser hereby makes the following representations and warranties and acknowledges that the Vendor is relying on such representations and warranties in entering into this Agreement and in selling the Purchased Business and the Purchased Assets to the Purchaser:

(a)	Corporate. The Purchaser is a corporation duly incorporated under the laws of the State of Massachusetts and has not been dissolved.

(b)	Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(c)	Validity of Transactions. Neither the execution and delivery of this Agreement by the Purchaser, the consummation of the transactions contemplated hereby nor the fulfilment by the Purchaser of the terms, conditions and provisions hereof will contravene or violate or result in the breach (with or without the giving notice or lapse of time, or both) or acceleration of any obligations of the Purchaser under:

(i)	any laws applicable to the Purchaser,

(ii)	any judgment, order, writ, injunction or decree of any court or of any governmental official, agency or instrumentality which is presently applicable to the Purchaser,

(iii)	the articles or by-laws of the Purchaser or any amendments thereto or restatements thereof, or

(iv)	the provisions of any agreement, arrangement or understanding to which the Purchaser is a party or by which it is bound.

(d)	Brokers. The Purchaser has not engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

ARTICLE 6 – COVENANTS OF THE VENDOR

6.1	Disclosure of Transaction.

(a)	The Vendor shall not, and shall use its best efforts to ensure that its agents, employees, officers and directors do not, without the prior written consent of the Purchaser, disclose or permit to be disclosed to anyone any information relating to the Purchaser, this Agreement and the transactions contemplated in this Agreement. This section does not prohibit disclosure to the professional advisors, bankers and employees of the Vendor who need to know such information, or to the extent necessary to authorize the purchase and sale of the Purchased Assets pursuant to this Agreement, or as may be required by law.

(b)	Notwithstanding section 13.10, the Vendor shall continue to be bound, until Closing, by all existing confidentiality agreements between the Vendor and the Purchaser, including the non-disclosure agreement dated October 8, 2002.

6.2	Examinations and Investigations.

The Vendor shall, upon reasonable notice and during normal business hours, until the Time of Closing make available to the Purchaser and its representatives for examination all Records and other documents relating to the Purchased Business in the Vendor’s possession or under its control. The Vendor shall provide copies of the foregoing when reasonably requested by the Purchaser. The Vendor shall, upon reasonable notice and during normal business hours, until the Time of Closing give the Purchaser and its representatives access to the Purchased Assets and the Purchased Business in order to make such investigations as they shall deem necessary or advisable, and shall cause a senior employee of the Purchased Business to be available to the Purchaser at the Vendor’s premises to aid in the examinations and investigations by the Purchaser and its representatives upon reasonable notice and during normal business hours until the Time of Closing, including answering any questions that they may have concerning the Purchased Business or its employees and to provide material or information regarding any of them. The exercise of any rights of access, inspection or examination by or on behalf of the Purchaser or its representatives shall not affect or mitigate the Vendor’s covenants, representations and warranties in this Agreement.

6.3	Conduct of Business Prior to Closing.

Except as otherwise contemplated or permitted by this Agreement or the planned termination of employees of the Purchased Business without disruption to its operations, during the period from the date of this Agreement to the Time of Closing:

(a)	the Vendor shall promote the interests and maintain the goodwill of the Purchased Business and continue to operate the Purchased Business in the ordinary course consistent with past practice, including paying and satisfying all obligations with respect to the Purchased Business as such obligations mature;

(b)	the Vendor shall not, without the prior written consent of the Purchaser, perform or make any material act or decision or enter into any contract, commitment or transaction not in the ordinary course of business or which could have a material adverse effect on the Purchased Business or which would constitute a breach of any of the covenants, representations or warranties of the Vendor contained in this Agreement or which would cause any of such covenants, representations and warranties not to be true at the Time of Closing, including:

(i)	entering into commitments acquiring or initiating new businesses or undertakings or assuming any material commitment or obligation (by written or agreement or otherwise) or selling, encumbering or otherwise disposing or distributing any material asset, in any such case in connection solely with the Purchased Business, except in the ordinary course of business consistent with past practice; for purposes hereof, a commitment, obligation or asset will be deemed to be material if, among other things, it alone has a value in excess of Fifty Thousand Dollars ($50,000) or all such commitments, obligations and assets have a value of more than One Hundred Thousand Dollars ($100,000) in the aggregate;

(ii)	entering into any employment, labour, consulting or service contracts relating solely to the Purchased Business except in the ordinary course of business consistent with past practices;

(iii)	terminating any employment agreements or giving notice of termination respecting employees exclusively employed in the Purchased Business except in the ordinary course of business consistent with past practices;

(iv)	initiating or settling any litigation to which the Vendor may be or may become a party and which relates solely to the Purchased Business;

(v)	entering into any transaction, understanding or arrangement with any Persons with whom the Vendor is not dealing at arm’s length (as that term is construed for the purposes of the Income Tax Act (Canada)) solely in connection with the Purchased Business, except in the ordinary course of business, consistent with past practices; or

(vi)	amending, revising, renewing or terminating any lease, licence, registered user or other material agreement to which the Vendor may be a party or which may materially affect only the Purchased Business or the Purchased Assets or any trade name, business name, trademark, proposed trademark, certification mark, distinguishing guise, industrial design, copyright or patent, whether domestic or foreign an whether registered or unregistered, relating solely to the Purchased Business or the Purchased Assets, except in the ordinary course of business, consistent with past practices.

(c)	the Vendor shall give notice to the Purchaser of any potential defaults or breaches of representations, warranties or covenants of the Vendor or any other material matter which may adversely affect only the Purchased Assets or the Purchased Business forthwith upon becoming aware of such matters; and

(d)	the Vendor shall continue to maintain in full force and effect all policies of insurance currently in effect in respect of the Purchased Assets and the Purchased Business and give all notices and present all claims under all policies of insurance in a due and timely fashion.

6.4	Consents and Approvals.

The Vendor shall ensure that as of the Time of Closing, the actions, consents and approvals listed in Schedule 6.4(1) have been taken and obtained. The terms of the Assignment of Contracts Agreement attached as Schedule 6.4(2) shall govern with respect to Contracts and Leases if the Purchaser completes the transaction contemplated hereby on the Closing Date notwithstanding that any of the actions, consents or approvals required to assign such Contracts and Leases to the Purchaser have not been taken or obtained and completion of the transaction contemplated hereby shall relieve the Vendor of and from any failure to take or obtain such actions, consents or approvals.

6.5	Representations, Warranties and Conditions.

The Vendor shall use commercially reasonable endeavours to ensure that the representations and warranties set forth in Article 4 are true and correct at the Time of Closing as if such representations and warranties were made at and as of such time and that the conditions of closing for the benefit of the Purchaser set forth in Article 9 have been fulfilled, performed or satisfied by the Time of Closing to the extent that the fulfilment, performance or satisfaction of such conditions is within the Vendor’s reasonable control.

6.6	Non-Competition and Non-Solicitation Agreement.

The Vendor shall on or prior to the Time of Closing execute the Non-Competition and Non-Solicitation Agreement in substantially the form attached as Schedule 6.6.

6.7	Referral of Communications.

The Vendor shall forthwith redirect to the Purchaser any fax communications and other inquiries received by the Vendor from time to time following the Closing which relate exclusively to the Purchased Business. This section 6.7 shall survive the Closing, indefinitely.

6.8	Technical Support.

In order to effectively transition the servicing of customers of the Purchased Business to the Purchaser, the Vendor shall, as and to the extent requested by the Purchaser for the ninety (90) day period following the Closing Date, provide, on a sub-contract basis, the technical support for the products provided for in the service contracts included in the Contracts, and in furtherance thereof, the Vendor and the Purchaser shall enter into the Telephone Customer Support Services Agreement in substantially the form attached as Schedule 6.8. The Purchaser shall pay the Vendor a fee for such services on a monthly basis, in arrears, on the basis of the Vendor’s standard rates for such services.

6.9	Escrow Agreement

The Vendor and Gowlings LLP shall on or prior to the Time of Closing execute the Escrow Agreement in substantially the form attached as Schedule 6.9.

ARTICLE 7 – COVENANTS OF THE PURCHASER

7.1	Disclosure of Transaction.

(a)	The Purchaser shall not, and shall use its best efforts to ensure that its agents, employees, officers and directors do not, without the prior written consent of the Vendor, disclose or permit to be disclosed to anyone any information relating to the Vendor, this Agreement and the transactions contemplated in this Agreement. This section does not prohibit disclosure to the professional advisors, bankers and employees of the Purchaser who need to know such information, or to the extent necessary to authorize the purchase and sale of the Purchased Assets pursuant to this Agreement, or as may be required by law.

(b)	Notwithstanding section 13.10, the Purchaser shall continue to be bound, until Closing, by all existing confidentiality agreements between the Purchaser and the Vendor, including the term sheet dated May 2, 2003.

7.2	Representations, Warranties and Conditions.

The Purchaser shall use its reasonable best efforts to ensure that the representations and warranties forth in Article 5 are true and correct at the Time of Closing as if such representations and warranties were made at and as of such time and that the conditions of closing for the benefit of the Vendor set forth in Article 10 have been fulfilled, performed or satisfied by the Time of Closing to the extent that the fulfilment, performance or satisfaction of such conditions is within the Purchaser’s reasonable control.

7.3	Informing Persons Dealing with Purchased Business.

The Purchaser shall take reasonable steps following the Closing to inform all relevant Persons having dealings with the Purchased Business that the Purchaser has acquired the Purchased Business and that all communications regarding the Purchased Business should, following the Closing, be directly with the Purchaser.

ARTICLE 8 – SURVIVAL AND INDEMNIFICATION

8.1	Survival of Vendor’s Representations and Warranties.

The representations and warranties of the Vendor contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Purchaser as follows:

(a)	as to the representations and warranties contained in sections 4.1(c) and 4.1(d), indefinitely;

(b)	as to tax matters, until the date following expiration of all periods allowed for objecting and appealing the determination of any proceedings relating to any assessment or reassessment of the Purchaser or the Vendor, as the case may be, by any taxing authority in respect of any taxation period ending prior to the Closing or in which the Closing occurs unless a bona fide notice of a claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim; and

(c)	as to all other matters, for a period of three (3) years, unless a bona fide notice of a claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim.

8.2	Survival of Purchaser’s Representations and Warranties.

The representations and warranties of the Purchaser contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Vendor for a period of three (3) years, unless a bona fide notice of a claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim.

8.3	Survival of Covenants.

Except as otherwise provided in this Agreement, all covenants of the Vendor and the Purchaser, as the case may be, contained in this Agreement, including those set forth in section 8.4(a)(vi) or section 8.4(a)(vii), or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Purchaser or the Vendor, as the case may be, indefinitely.

8.4	Indemnification.

(a)	The Vendor shall indemnify and hold the Purchaser harmless from and against any claim, demand, action, cause of action, damage, loss (including lost profits), cost, liability or expense (including reasonable legal fees) (collectively, “Losses”) which may be made or brought against the Purchaser or which the Purchaser may suffer or incur in respect of, as a result of, or arising out of:

(i)	any non-fulfillment of any covenant on the part of the Vendor contained in this Agreement (other than as set out in section 8.4(a)(vii)) or any document or certificate given pursuant to this Agreement;

(ii)	any inaccuracy in or breach of any of the Vendor’s representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement;

(iii)	any federal, provincial or state taxes related to the operation of Purchased Business prior to the Time of Closing which the Purchaser is required to pay;

(iv)	any liabilities of the Vendor, including Accounts Payable, which are not included in the Assumed Obligations, other than as expressly set forth in sections 8.4(a)(vi) and 8.4(a)(vii);

(v)	any of the litigation matters described in Schedule 4.1(p);

(vi)	any MHZ pendants or bracelets (series 173, revision 1) which were sold in the operation of the Purchased Business prior to Closing;

(vii)	any MHZ pendants or bracelets (series 173, revision 2) which were or are sold in the operation of the Purchased Business either prior to or following the Closing, to the extent that there is a malfunction or failure to perform in accordance with its specifications and such malfunction is attributable to the design of such pendant or bracelet as at the Closing Date, when used in accordance with the written instructions provided to end users by either or both of the manufacturer or the Vendor and under conditions recommended to end users, in writing, by either or both of the manufacturer or the Vendor; and

(viii)	the failure of the parties to this transaction to comply with the Bulk Sales Act (Ontario) or similar legislation in any other applicable jurisdiction.

(b)	The Purchaser shall indemnify and hold the Vendor harmless from and against any Losses which may be made or brought against the Vendor or which the Vendor may suffer or incur, in respect of, as a result of or arising out of:

(i)	any non-fulfillment of any covenant on the part of the Purchaser contained in this Agreement or any document or certificate given pursuant to this Agreement; and

(ii)	any inaccuracy in or breach of any of the Purchaser’s representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement.

8.5	Procedure for Indemnification.

(a)	Claims Other Than Third Party Claims. Following receipt from the Vendor or the Purchaser, as the case may be (the “Indemnified Party”), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim (as defined in section 8.5(b) below), the party who is in receipt of such notice (the “Indemnifying Party”) shall have 30 days to make such investigation of the claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information available to the Indemnified Party or in its possession relating to the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), such dispute shall be resolved by arbitration as set out in section 13.2.

(b)	Third Party Claims. The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed that facts exist which may result in a claim originating from a Person other than the Indemnified Party (a “Third Party Claim”) and in respect of which a right of indemnification given pursuant to section 8.4 may apply. The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 10 days following receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim, provided that:

(i)	such will be done at all times in a diligent and bona fide matter;

(ii)	the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of that Third Party Claim; and

(iii)	the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption.

If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defence of any such Third Party Claim, the Indemnified Party shall be entitled to assume such control. In such case, the Indemnifying Party shall cooperate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

8.6	Additional Rules and Procedures.

The obligation of the parties to indemnify each other pursuant to this Article 8 shall also be subject to the following:

(a)	an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to section 8.4(a)(i) or (ii), or 8.4(b)(i) or (ii), as the case be, if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party within the time periods provided for in section 8.1, 8.2 or 8.3, as the case may be, and the Purchaser shall only be entitled to make a claim for indemnification pursuant to section 8.4(a)(vii) if written notice containing reasonable particulars of such claim is delivered to the Vendor prior to the third anniversary of the Closing Date;

(b)	if any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party;

(c)	except in the circumstances contemplated by section 8.6(b), and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). A failure by the Indemnifying Party to respond in writing to a written request by the Indemnified Party for consent for a period of twenty (20) days or more, shall be deemed a consent by the Indemnifying Party to such request;

(d)	the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other’s liability hereunder and shall supply copies of all relevant documentation promptly as they become available;

(e)	notwithstanding section 8.6(c), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party;

(f)	no Indemnifying Party shall be liable for any indirect or consequential loss or damages unless and to the extent that they are claimed by a third party pursuant to a Third Party Claim;

(g)	no Indemnifying Party shall be liable to the Indemnified Party pursuant to sections 8.4(a)(i) and/or 8.4(a)(ii) until the aggregate of the Losses which the Indemnified Party is entitled to recover thereunder exceeds Fifty Thousand Dollars ($50,000), after which time claims for indemnification by the Indemnifying Party may be made back to dollar one. Notwithstanding anything else set out or referred to in this Agreement or otherwise, in no event shall the Vendor be liable to the Purchaser under this Agreement, in the aggregate, for any amount in excess of the total of all payments actually received by the Vendor on account of the Purchase Price, and with respect to section 8.4(a)(vii) only, for any amount in excess of Seven Hundred and Fifty Thousand Dollars ($750,000);

(h)	the Indemnified Party shall use reasonable commercial efforts to mitigate any Losses giving rise to a claim for indemnification pursuant to this Article 8; and

(i)	where an amount is payable by the Indemnifying Party as indemnification pursuant to the terms of this Agreement and the Excise Tax Act (Canada) provides that GST is deemed to have been collected by the payee thereof, the amount so payable as determined without reference to this Article 8 (the “Indemnification Amount”) shall be increased by an amount equal to the rate of GST applied to the Indemnification Amount in accordance with the Excise Tax Act (Canada).

8.7	Rights Cumulative.

The rights of indemnification contained in this Article 8 are cumulative and, except as provided for in section 8.6(f), are in addition to every other right or remedy of the parties contained in this Agreement or otherwise.

ARTICLE 9 – CONDITIONS OF CLOSING IN FAVOUR OF THE PURCHASER

9.1	Conditions of Closing.

The obligation of the Purchaser to purchase the Purchased Assets is subject to the fulfillment, performance and satisfaction of each of the conditions set forth below. The Vendor acknowledges that the following conditions are for the exclusive benefit of the Purchaser.

(a)	Representations and Warranties. All representations and warranties of the Vendor made in or pursuant to this Agreement shall be true and correct at the Time of Closing in all material respects with the same force and effect as if made at and as of such time and date, and the Vendor shall have delivered to the Purchaser at the Time of Closing a certificate dated the Closing Date, duly executed by an officer of the Vendor acceptable to the Purchaser, to such effect. The receipt of such certificate and the closing of the transaction of purchase and sale provided for in this Agreement shall not be nor be deemed to be a waiver of the representations and warranties contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Purchaser as provided in Article 8.

(b)	Performance of Covenants. The Vendor shall have performed or complied with, in all material respects, all of the obligations, covenants and agreements in this

Agreement which are to be performed or complied with by the Vendor at or prior to the Time of Closing. The Vendor shall not be in breach in any material respect of any covenant contained in this Agreement and shall have delivered to the Purchaser at the Time of Closing a certificate, duly executed by an officer of the Vendor acceptable to the Purchaser, to such effect.

(c)	Consents and Approvals. All actions, approvals and consents listed on Schedule 6.4(1) and the consents or authorizations of any other Persons that are, in the reasonable opinion of the Purchaser, required to be obtained in connection with the completion of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof (other than any which are the responsibility, under applicable law, of the Purchaser to obtain), shall have been obtained by the Vendor at or prior to the Time of Closing on terms and conditions acceptable to the Purchaser, acting reasonably. Such consents, in the case of a Contract, shall include an acknowledgement by the parties to such Contract as to the good standing of such Contract.

(d)	No Action to Restrain. No action or proceeding shall be pending or threatened by any governmental or regulatory agency or authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transaction contemplated by this Agreement or to prevent or restrain the Purchaser from carrying on the Purchased Business as presently carried on.

(e)	Corporate Approval. Prior to the execution of this Agreement, all necessary corporate actions and authorizations shall have been taken or obtained, as the case may be, by the Purchaser and its directors, officers, and shareholders in connection with the purchase of the Purchased Assets and the transaction contemplated hereunder.

(f)	Opinion of Counsel to the Vendor. The Purchaser shall have received an opinion dated the Closing Date from counsel to the Vendor in the form attached as Schedule 9.1(f).

(g)	Retail Sales Tax. The Vendor shall have provided evidence that no tax is payable under the Retail Sales Tax Act (Ontario). If, in the alternative, retail sales tax is payable in connection with the operation of the Purchased Business, the Vendor shall have obtained at its expense and shall have delivered to the Purchaser a certificate pursuant to section 6 of the Retail Sales Tax Act (Ontario) stating that all taxes required to be paid by the Vendor in respect of the Purchased Business under the Retail Sales Tax Act (Ontario) have been paid.

(h)	No Material Adverse Change. Except as has been specified in this Agreement or otherwise disclosed to the Purchaser in writing or the planned termination of employees of the Purchased Business without disruption to its operations, since the date of this Agreement there shall not have been:

(i)	any material change in the condition or operation of the Purchased Business or the Purchased Assets other than changes in the ordinary and normal course of Purchased Business consistent with past practice, none of which has been materially adverse; or

(ii)	any damage, destruction or loss, labour disruption or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the Purchased Business, the Purchased Assets or the future prospects of the Purchased Business.

(i)	Closing Documents and Proceedings. All documentation relating to the purchase and sale of the Purchased Assets and the due authorization of the performance by the Vendor of its obligations under this Agreement shall have been approved by the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request.

(j)	[**] Corporation shall have entered into a license of certain software in favour of the Purchaser, on terms and conditions satisfactory to the Purchaser, acting reasonably.

(k)	[**] Corporation shall have entered into a manufacturing agreement in favour of the Purchaser, on terms and conditions satisfactory to the Purchaser, acting reasonably.

9.2	Waiver.

If any of the conditions set forth in this Article 9 have not been fulfilled, performed and satisfied at or prior to the Closing, the Purchaser may, by written notice to the Vendor, terminate all of its obligations hereunder and each of the Purchaser and the Vendor shall be released from all its obligations under this Agreement except that the provisions of the non-disclosure agreement between the Vendor and the Purchaser dated October 8, 2002 shall continue in full force and effect as provided for therein. Any of these conditions may be waived in whole or in part by the Purchaser by instrument in writing, without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to its right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.

ARTICLE 10 – CONDITIONS OF CLOSING IN FAVOUR OF THE VENDOR

10.1	Conditions of Closing.

The obligation of the Vendor to sell the Purchased Assets is subject to the fulfillment, performance and satisfaction of each of the conditions set forth below. The Purchaser acknowledges that the following conditions are for the exclusive benefit of the Vendor.

(a)

Representations and Warranties. All representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct at the Time of Closing in all material respects with the same force and effect as if made at and as of such time and date, and the Purchaser shall have delivered to the Vendor at the Time of Closing a certificate dated the Closing Date, duly executed by an officer of the Purchaser acceptable to the Vendor, to such effect. The receipt of such certificate and the Closing of the transaction of purchase and sale provided for in this Agreement shall not be nor be deemed to be a waiver of the representations and warranties contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Vendor as provided in Article 8.

(b)	Performance of Covenants. The Purchaser shall have performed or complied with, in all material respects, all the obligations, covenants and agreements in this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing. The Purchaser shall not be in breach in any material respect of any covenant on its part contained in this Agreement and shall have delivered to the Vendor at the Time of Closing a certificate, duly executed by an officer of the Purchaser acceptable to the Vendor, to such effect.

(c)	Consents and Approvals. All actions, approvals and consents listed on Schedule 6.4(1) and the consents or authorizations of any other Persons that are, in the reasonable opinion of the Purchaser, required to be obtained in connection with the completion of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof (other than any which are the responsibility, under applicable law, of the Purchaser to obtain), shall have been obtained by the Vendor at or prior to the Time of Closing on terms and conditions acceptable to the Purchaser, acting reasonably. Such consents, in the case of a Contract, shall include an acknowledgement by the parties to such Contract as to the good standing of such Contract.

(d)	No Action to Restrain. No action or proceeding shall be pending or threatened by any governmental or regulatory agency or authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transaction contemplated by this Agreement.

(e)	Opinion of Counsel to the Purchaser. The Vendor shall have received an opinion dated the Closing Date from counsel to the Purchaser in the form attached as Schedule 10.1(e).

(f)	Corporate Approval. Prior to the Time of Closing, all necessary corporate action and authorization shall have been taken and obtained, as the case may be, by the Vendor and its directors, officers and shareholder in connection with the sale of the Purchased Assets and the transactions contemplated hereunder.

(g)	Closing Documents and Proceedings. All documentation relating to the purchase and sale of the Purchased Assets and all documentation relating to the due authorization of the performance by the Purchaser of its obligations under this Agreement shall have been approved by the Vendor and its counsel, acting reasonably, and the Vendor shall have received copies of all such documentation or other evidence as it may reasonably request.

10.2	Waiver.

If any of the conditions set forth in this Article 10 have not been fulfilled, performed or satisfied at or prior to the Closing, the Vendor may, by written notice to the Purchaser, terminate all of its obligations hereunder and each of the Vendor and the Purchaser shall be released from all its obligations under this agreement except that the provisions of the non-disclosure agreement between the Vendor and the Purchaser dated October 8, 2002 shall continue in full force and effect as provided for therein. Any of these conditions may be waived in whole or in part by the Vendor by instrument in writing, without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to its right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.

ARTICLE 11 – RISK OF LOSS

11.1	Damage or Destruction.

The Purchased Assets shall be and remain at the risk of the Vendor up to and including the Time of Closing. If, prior to the Time of Closing, all or any part of the Purchased Assets are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by governmental or other lawful authority, the Vendor shall have the option, exercisable by notice in writing given no later than 10 Business Days after the Purchaser receives notice in writing from the Vendor of such destruction, damage, appropriate, expropriation or seizure:

(a)	to reduce the Purchase Price by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair or appropriated, expropriated or seized, by an amount equal to the replacement cost of the assets forming part of the Purchased Assets so destroyed, damaged, appropriated, expropriated or seized, and to complete the purchase, in which event all proceeds of insurance payable in respect of such damage or destruction, or any compensation or award payable in respect of such appropriation, expropriation or seizure shall be paid to the Vendor; or

(b)	to terminate its obligations under this Agreement without further liability to the Purchaser if the value of the Purchased Assets destroyed, damaged, appropriated, expropriated or seized exceeds $500,000.00.

11.2	Notice.

Upon the occurrence of any damage or destruction to, or appropriation, expropriation or seizure of, the Purchased Assets, the Vendor shall forthwith give notice thereof in writing to the Purchaser. If any damage or destruction to, or appropriation, expropriation or seizure of, the Purchased Assets occurs within 10 Business Days before the Closing Date, the Vendor shall notify the Purchaser in writing of its election under section 11.1 prior to the Time of Closing.

11.3	Notice of Reduction of Purchase Price.

If the Vendor elects to reduce the Purchase Price pursuant to section 11.1(a), the Vendor shall forthwith, and prior to the Time of Closing, give notice in writing to the Purchaser as to the amount by which, in the Vendor’s reasonable opinion, the Purchase Price should be reduced.

11.4	Purchase Price.

If the Vendor elects to reduce the Purchase Price pursuant to section 11.1(a), the amount of the Purchase Price payable by the Purchaser to the Vendor shall be applied first to reduce the Earn-Out Amount payable by the Purchaser to the Vendor in the reverse order of the payments thereof.

11.5	Extent of Loss.

If any dispute arises under this Article 11 with respect to the amount of any reduction in the Purchase Price (including a dispute as to the cost of repair of a damaged asset or the cost of replacement of an asset which has been destroyed, appropriated, expropriated or seized), such dispute will be determined in accordance with the arbitration provisions contained in section 13.2. Closing shall be delayed until the second Business Day after the determination of the amount of reduction in the Purchase Price.

11.6	Rights Cumulative.

The rights contained in this Article 11 are cumulative and are in addition to every other right contained in this Agreement.

ARTICLE 12 – CLOSING PROCEDURE

12.1	Closing.

The Closing shall take place at the offices of Gowling Lafleur Henderson LLP, Suite 2600, 160 Elgin Street, Ottawa, Ontario, K1P 1C3 at the Time of Closing or at such other place and time as may be agreed to by the parties.

12.2	Procedure.

At the Time of Closing, upon satisfaction of all the conditions set out in Article 9 and Article 10 which have not been waived as provided therein,

(a)	the Vendor shall deliver to the Purchaser:

(i)	all deeds, conveyances, bills of sale, transfers, assignments, assurances, consents and any other documents necessary or reasonably required to effectively transfer the Purchased Assets to the Purchaser with good and marketable title free and clear of all Encumbrances, such documents to be in registrable form to the extent necessary;

(ii)	all withdrawals of trade names, business names or style registrations necessary to evidence that the Vendor no longer intends to use the trade names and business names relating to the Purchased Business, and

(iii)	possession of the tangible Purchased Assets, provided that all costs of transporting any such assets from the locations described in section 4.1(g) shall be for the Purchaser’s account; and

(b)	the Purchaser shall make the payment required by section 2.4(a).

ARTICLE 13 – GENERAL

13.1	Public Disclosure.

Except as may be required by the rules and regulations of any applicable stock exchanges, no public disclosure of any kind shall be made or permitted in respect of the subject matter of this Agreement by any party without consultation with and the consent of the other parties (such consent not to be unreasonably withheld or delayed). If reasonably practicable in the circumstances, any party that is legally compelled to make public disclosure, or is compelled by the rules and regulations of any applicable stock exchanges, shall give the other party the opportunity to review and comment on the disclosure before it is publicly made.

13.2	Arbitration.

Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the procedures set out in Schedule 13.2.

13.3	Notice.

All notices required or permitted by this Agreement shall be in writing and delivered by hand or sent by electronic transmission to:

(a)	the Purchaser:

Lifeline Systems, Inc.

111 Lawrence Street

Framingham, Massachusetts 01702-8156

Attention: Sr. Vice President and Chief Financial Officer

Fax No.: (508) 988-1384

with a copy to:

Goodmans LLP

250 Yonge Street, Suite 2400

Toronto, Ontario M5B 2M6

Attention: Stephen Bloom

Fax No.: (416) 979-1234

(b)	the Vendor:

March Networks Corporation

Tower B, Suite 330

555 Legget Drive

Kanata, Ontario K2K 2X3

Attention: Chief Financial Officer

Fax No.: (613) 591-5210

with a copy to:

Gowling Lafleur Henderson LLP

160 Elgin Street, Suite 2600

Ottawa, Ontario K1P 1C3

Attention: Brian P. McIntomny

Fax No.: (613) 563-9869

or at such other address or fax number of which the addressee may from time to time have notified the addressor. A notice shall be deemed to have been sent and received on the day it is delivered by hand or on the day on which transmission is confirmed, if telecopied. If such day is not a Business Day or if the notice is received after ordinary office hours (time of place of receipt), the notice shall be deemed to have been sent and received on the next Business Day.

13.4	Costs.

Except as otherwise provided in this Agreement, each party shall be responsible for its own fees, expenses, and other costs incurred in connection with the purchase and sale of the Purchased Assets.

13.5	Time of the Essence.

Time is of the essence to every provision of this Agreement. No extension, waiver or variation of any provision of this Agreement shall be deemed to affect this provision and there shall be no implied waiver of this provision.

13.6	Further Acts.

The parties acknowledge that their co-operation is required to facilitate the Closing. The parties shall do or cause to be done all such further acts and things as may be necessary or desirable to give full effect to this Agreement.

13.7	Jurisdiction.

This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

13.8	Amendment.

This Agreement may be amended only by written agreement of the parties.

13.9	Waiver.

No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a party shall constitute a waiver of such party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

13.10 Entire	Agreement.

This Agreement and the Schedules attached to this Agreement constitute the entire agreement among the parties pertaining to all the matters herein. Except for the non-disclosure agreement between the Vendor and the Purchaser dated October 8, 2002 which shall survive the Closing in accordance with its terms, this Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties including the term sheet between the parties dated May 2, 2003.

13.11 Severability.

If any provision of this Agreement is invalid or unenforceable, such provision shall be severed and the remainder of this Agreement shall be unaffected thereby but shall continue to be valid and enforceable to the fullest extent permitted by law.

13.12 Counterparts.

This Agreement may be executed in one or more counterparts which, together, shall constitute one and the same Agreement and may be delivered by facsimile transmission. This Agreement shall not be binding upon any party until it has been executed by each of the parties and delivered to all other parties.

13.13 Assignment.

Neither this Agreement nor any rights or obligations hereunder may be assigned, directly or indirectly, by either party without the prior written consent of the other party, provided that the Purchaser may assign any of its rights or obligations under this Agreement to its lender(s) in connection with any bona fide financing and/or to any Affiliate of the Purchaser.

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13.14 Enurement	and Binding Effect.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have duly executed this Agreement.

LIFELINE SYSTEMS, INC.

By:	/s/ Dennis M. Hurley

	Name:	Dennis M. Hurley
	Title:	Senior Vice President

By:

Name: Title:

MARCH NETWORKS CORPORATION

By:	/s/ Don Mills

	Name:	Don Mills
	Title:	COO

By:	/s/ Christine Cimaglia

	Name:	Christine Cimaglia
	Title:	VP Finance, CFO

Pursuant to Item 601(b)(2) of Regulation S-K, schedules to the Asset Purchase Agreement are not being filed herewith. Such omitted schedules will be provided to the Securities and Exchange Commission upon request.

Schedule 1.1(b)	Acquired March Customers
Schedule 1.1(e)	Inventories ordered but not yet paid for
Schedule 1.1(f)	Intellectual Property
Schedule 1.1(h)	Service Contracts
Schedule 1.1(m)	Equipment
Schedule 1.1(o)	Customer List
Schedule 1.1(t)	Inventories
Schedule 1.1(bb)	Records
Schedule 2.3	Allocation of Purchase Price
Schedule 4.1(a)	Purchased Business Jurisdictions
Schedule 4.1(e)	Contracts
Schedule 4.1(o)	Licenses
Schedule 4.1(p)	Litigation
Schedule 6.4(1)	Consents
Schedule 6.4(2)	Form of Assignment of Contracts Agreement
Schedule 6.6	Form of Non-Competition Agreement
Schedule 6.8	Form of Telephone Customer Support Services Agreement
Schedule 6.9	Form of Escrow Agreement
Schedule 9.1(f)	Form of Opinion of Vendor’s Counsel
Schedule 10.1(e)	Form of Opinion of Purchaser’s Counsel
Schedule 13.2	Arbitration Procedures